Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
GenVec, Inc.:

We consent to the use of our reports dated March 15, 2012, with respect to (1) the balance sheets of GenVec, Inc., as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011, and (2) the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011, Annual Report on Form 10-K of GenVec, Inc., incorporated by reference herein.

/s/ KPMG LLP

McLean, Virginia
August 9, 2012